                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                              Horizon Group, Inc.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)


                                   44041X106
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44041X106                       13G                  Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      United States National Bank of Galveston
      74-1708566
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      National Banking Association
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                     -0-

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                        -0-
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                     -0-

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                        -0-

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          BK

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)   Name of Issuer:

            Horizon Group, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            5000 Hakes Drive
            Norton Shores, MI  49441

Item 2(a)   Name of Person Filing:

            UNITED STATES NATIONAL BANK OF GALVESTON

Item 2(b)   Address of Principal Business Office, or if None, Residence:

            2201 Market Street
            Galveston, Texas 77550

Item 2(c)   Citizenship:

            National banking association

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            44041X106

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (b) [X] Bank as defined in Section 3(a)(6) of the Act.

Item 4      Ownership:

            (a)  Amount Beneficially Owned:

                 -0-

            (b)  Percent of Class:

                 -0-




                               Page 3 of 5 Pages

          (c)  Number of Shares as to which such Person has:

                 (i)  sole power to vote or to direct the vote

                      -0-

                (ii)  shared power to vote or to direct the vote

                      -0-

               (iii)  sole power to dispose or to direct the disposition of

                      -0-

                (iv)  shared power to dispose or to direct the disposition of

                      -0-

Item 5    Ownership of Five Percent or Less of a Class:

          Effective 6/16/98, Prime Retail Inc. acquired Horizon Group, Inc. After that date, the reporting person ceased to be the beneficial owner of more than 5% of the class of securities, check the following [X].

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Reporting Person hereby expressly disclaims that it, together with such other persons having the power to vote or to dispose of such shares, constitutes a "group" as defined in Rule 13d-5(b)(1) under the Act.


                               Page 4 of 5 Pages

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10   Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             /s/ FREDDIE B. MEIER
------------------------        ------------------------------------------------
        Date                                       Signature

                                 Freddie B. Meier, Executive Vice President and
                                            Executive Trust Officer
                                ------------------------------------------------
                                                   Name/Title

                               Page 5 of 5 Pages